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                                                                    EXHIBIT 4.20


LICENSE AGREEMENT


THIS LICENSE AGREEMENT ("Agreement") is dated as of January 26, 2007 by and between Interactive Vending Corporation, a Nevada Corporation, ("Licensee") and uWink, Inc., a Utah corporation ("Licensor"). Licensee and Licensor are collectively referred to as the "Parties".

RECITALS

A. Licensor and Licensee are parties to an Inventory Purchase Agreement (the "IPA") of even date herewith and related documents by which Licensee acquires Licensor's inventory of Products, Machines and related Information as those terms are defined in the IPA.

B. Licensor is the owner of the Intellectual Property.

C. Intent. The Parties enter into this Agreement to state the terms on which Licensor will grant an exclusive worldwide license to the Intellectual Property.

In light of the above recited facts, the Parties agree as follows:

1. DEFINITIONS. In this Agreement, the following terms have the following meanings unless inconsistent with the context. Capitalized terms not specifically defined herein are defined in the IPA.

        "BE Products" means Bear Express products, including Bear Express vending machines, plush skins, accessories and peripheral equipment.

        "Copyrights" means copyrights used in connection with the interactive vending machines and the sale of the BE Products, as set forth in Schedule 2.2, excluding any copyrights relating to the name "uWink" or any derivation thereof.

         "Intellectual Property", means the Marks, Invention, Patents and Copyrights

        "Invention" means the interactive vending machines disclosed in U.S. Patent # 6,957,125 or any other pending patent application by Licensor for the interactive vending machines.

        "Inventory" means Licensor's inventory of BE Products.

        "License Year" means any year starting on the date of this Agreement first stated above, or an anniversary of that date and concluding at the next anniversary.

"Marks" means the Bear Express trademark and other trademarks and service marks, whether registered or unregistered and used in connection with the sale of Bear Express Products as set forth in Schedule 2.1, excluding any trademarks or service marks relating to the name "uWink" or any derivation thereof.

"Net Sales" means gross sales revenue received by Licensee less freight charges and applicable state and local sales taxes.

"Patents" means U.S. Patent # 6,957,125 for interactive vending machines and other patents or pending patent applications for inventions used in the interactive vending machines, as listed in Schedule 2.3.

2. LICENSOR'S REPRESENTATIONS AND WARRANTIES. Licensor represents and warrants that:

         2.1 Licensor has the right and authority to grant the rights given under this Agreement. Licensee hereby acknowledges the agreement between Licensor and Bell Fruit Games relating to the Intellectual Property ("Bell Fruit Agreement") and expressly acknowledges that the rights granted hereunder may be subject to such agreement and that Licensor makes no representations, warranties or covenants regarding the status of such agreement ;

         2.2 Licensor owns all Intellectual Property granted hereunder; and


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3. RIGHTS GRANTED. Licensor grants to Licensee the exclusive, unlimited, irrevocable, worldwide right and license, with the right to grant sublicenses to third parties to incorporate, manufacture, use, market, sell the Patents, Invention, Marks, and Copyrights, subject to the Bell Fruit Agreement. This grant includes without limitation the right to modify and develop the Intellectual Property and create new derivatives of them. Licensor shall retain no rights to license, sublicense or use the Intellectual Property, except that Licensor shall retain the full right to license, sublicense, use, modify and develop the Intellectual Property and create new derivatives thereof provided for use in the restaurant industry subject to the restrictions set forth in the Non-competition Agreement attached to the IPA.

4. OBLIGATIONS OF LICENSOR.

         4.1 Licensor shall furnish to Licensee all Intellectual Property licensed hereby.

         4.2 Licensor shall furnish to Licensee, its nominees or patent attorneys, all information, software codes and documents relating to the Invention, in the possession of Licensor on the date hereof, which are necessary to prosecute patent applications for improvements to the Invention, provided that Licensor shall have no ongoing obligation to update such information, codes and documents after they are furnished to Licensee.

         4.4 Licensor will make available to Licensee such information as Licensee may need, including without limitation applicable Bill of Materials, CAD Drawings and full supplier details to manufacture the Invention, only to the extent such information is in Licensor's possession on the date hereof and Licensor shall have no ongoing obligation to update such information after it is furnished to Licensee.

         4.5 Licensor will use commercially reasonable efforts to provide all further information reasonably required by Licensee to exploit the Invention, only to the extent such information is in Licensor's possession on the date hereof.

5. ROYALTIES. Licensee shall pay and deliver royalties to Licensor as follows:

         5.1 For BE Products. Licensee shall pay Licensor royalties on sale of BE Products in the following amounts, provided that Licensee shall owe Licensor no royalties on the Products which Licensee purchases from Licensor pursuant to the IPA:

             5.1.1 For License Year One, 5% of Net Sales with no minimum royalty;

             5.1.2 For License Year Two, 5% of Net Sales, provided that the royalty shall be at least $25,000;

             5.1.3 For License Year Three, 5% of Net Sales, provided that the royalty shall be at least $50,000;

             5.1.4 For License Years Four, Five and Six, 4% of Net Sales, provided that in each License Year the royalty shall be at least $50,000; 5.1.5 For License Years Seven, Eight, Nine and Ten, 3% of Net Sales, provided that in each License Year the royalty shall be at least $50,000;

         5.2 For Extended Applications of the Invention. If Licensee produces other interactive vending machines that use the inventions or technology embodied in U.S. Patent # 6,957,125, (such machines are referred to herein as "Other Machinery"), Licensee will pay Licensor the following royalties:

             5.2.1. For Years One through Four after the first sale of Other Machinery, 5% of Net Sales;

             5.2.2 For Year Five after the first sale of Other Machinery, 5% of Net Sales, provided that in each year the royalty shall be at least $50,000;

             5.2.3 For Years Six through Ten after the first sale of Other Machinery, 4% of Net Sales, provided that in each year the royalty shall be at least $50,000.


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5.3 Suspension of Royalties. In the event Licensee becomes aware of any machine that infringes any claim of U.S. Patent # 6,957,125, or in the event that a third party notifies Licensee that Licensee's use of U.S. Patent # 6,957,125 infringes that party's rights, then Licensee may at its sole option terminate this Agreement by written notice to Licensor accompanied by the opinion of counsel that there is a substantial basis for the claim of infringement.

6. ASSIGNMENT OF THE INTELLECTUAL PROPERTY. Licensor shall assign to Licensee all right, title and interest in and to the Patents, Marks, Copyrights and Invention accompanied by the payment of One Dollar ($1.00) on written notice from Licensee given on the earliest to occur of the following: (i) after Licensee completes the royalty payments set forth in Sections 5.1 and 5.2 above;
(ii) when Licensor goes into liquidation or has an administrator, receiver or like person appointed over its assets or any material part of its assets or shall enter into any voluntary arrangement with its creditors. Licensor will execute all applications for assignments of the Intellectual Property, make all rightful oaths and generally do everything commercially reasonably possible to aid Licensee, its successors and assigns, as and when requested by them, in recording the assignment of the Intellectual Property and take all further action reasonably required to effectuate the assignment of the Intellectual Property.

7. PAYMENT OF ROYALTIES. Licensee and all sublicensees of Licensee under this Agreement, shall at all times keep an accurate account of all products which are subject to royalties pursuant to this Agreement, shall render written statements thereof to Licensor within 30 days after the end of each calendar quarter during the term of this Agreement, and shall pay to the Licensor with each such statement the amount of all royalties earned during the corresponding calendar quarter. Licensor shall have the right, at its own expense, but not more frequently than once in any License Year, to have Licensee's books examined by an independent certified accountant acceptable to Licensee for the purpose of verifying such royalty statements. In all sublicensing agreements, the Licensee shall procure for the Licensor a similar right to have the books of the sublicensee examined for the purpose of verifying royalty statements.

8. PATENTS ON INVENTION. At its own cost Licensee may apply for letters patent for any invention conceived by Licensee, and nothing herein grants Licensor an express or implied license for any such invention.

9. TERM AND TERMINATION. This Agreement shall commence on the date first mentioned above and shall last in perpetuity, subject to earlier termination as herein provided.

         9.1 Termination by Licensee.

             9.1.1 Licensee may terminate this Agreement at any time that U.S. Patent # 6,957,125 is successfully challenged or declared void by the U.S. Patent Office or a court of competent jurisdiction.

             9.1.2 Licensee may terminate this Agreement without cause at any time three years or more after the date of this Agreement first stated above by giving written notice thereof to Licensor.

         9.2 Termination by Licensor. Licensor may terminate this Agreement if Licensee fails to (1) pay to Licensor a minimum of $40,000 in aggregate for Inventory as provided under the terms of the IPA within 45 days of the date hereof or if Licensee otherwise breaches the IPA and fails to correct such breach within thirty (30) days after it shall have been served with a notice of such breach or (2) make the guaranteed minimum royalty payment in any year as set forth in paragraph 5, and Licensee fails to correct such breach within thirty (30) days after it shall have been served with a notice specifying the nonpayment, requiring that the nonpayment be corrected, and stating Licensor's intention to terminate the Agreement if the payment is not made within such thirty (30) day period.

         9.3 Termination on Breach. Either Party may terminate this Agreement by giving notice thereof to the other in case of a material breach hereunder, provided that:

             9.2.1 In the case of a breach which is capable of being cured, the other Party may not terminate this Agreement unless and until the breaching Party shall have failed to correct such breach within thirty (30) days after it shall have been served with a notice specifying the breach, requiring that such breach be corrected, and stating the Party's intention to terminate the Agreement if the breach is not corrected within such thirty (30) day period; and,

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             9.2.2 If the breach is not one which can reasonably be corrected within thirty (30) days, the Party may not terminate this Agreement unless the breaching Party fails to begin diligent efforts to correct such breach within such thirty (30) day period and such breach is not completely corrected within one hundred eighty (180) days after service of the foregoing notice.

         9.3 Termination on Insolvency. Either Party may terminate this Agreement by giving notice thereof to the other if the other Party enters into liquidation or has an receiver, or like person appointed over its assets or any material part of its assets or shall enter into a voluntary arrangement with its creditors.

10. CONSEQUENCES OF TERMINATION.

         10.1 Any termination of this Agreement shall be without prejudice to any rights accrued in favor of either Party prior to the date of termination.

         10.2 Upon the date of termination of this Agreement however occasioned,

             10.2.1 Licensee shall cease the manufacture and distribution of the Invention, except for completing any outstanding sales orders and utilizing any committed stocks, provided that the sale of such products will also attract a royalty payment.

             10.2.2 each Party shall promptly return to the other any documents or materials in its possession or control which belong to the other Party or which were provided for the purposes of this License Agreement.

             10.2.3 any royalty payments due to Licensor prior to the date of termination of this Agreement shall be paid by Licensee in accordance with paragraph 6. Licensee shall have no further royalty obligation.

             10.2.4 the Intellectual Property shall revert to Licensor.

11. LIABILITY /DAMAGES. Neither Party to this Agreement shall have any liability to the other Party for any indirect damages, consequential damages or lost profit howsoever arising out of or in connection with this Agreement.

12. ASSIGNMENT. Licensor shall have the right to assign this Agreement without the prior written consent of the Licensee. This Agreement and the rights and licenses granted to the Licensee hereunder may not be assigned by Licensee without the prior written consent of Licensor (not to be unreasonably withheld).

13. GENERAL

         13.1 Modification. This contract may not be modified, altered or amended in any manner unless such modification, alteration or amendment shall be reduced in writing and executed by all parties to this Agreement.

         13.2 Entire Agreement. This Agreement represents the entire agreement of the parties hereto and no representations or warranties, express or implied, have been made by any party, except as contained herein.

         13.3 Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.4 Counterparts. This Agreement maybe executed simultaneously in one
(1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.5 Incorporation by Reference. All schedules and exhibits referred to in this Agreement are by this reference incorporated herein as an integral part hereof.

         13.6 Attorney Fees. In the event that any litigation or other proceeding is commenced between the Parties, their successors, or assigns concerning the enforcement or interpretation of any provision of this Agreement or the rights and duties of any Party in relation thereto, the Party or Parties prevailing in such litigation, arbitration, or other proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorney fees which sum shall be determined by the court in such litigation or by separate legal action brought for that purpose.

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         13.7 Headings. The headings of this Agreement are for convenience purposes only, and shall have no effect on its construction or interpretation.

         13.8 Waiver; Remedies Cumulative TC. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. 13.9 Notices. All notices and other communications to be made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the Party to whom service is given, or on the third day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed as follows:

     Buyer:              Interactive Vending Corporation
                         3263 East Warm Springs Rd_
                         Las Vegas, NV 89120
                         Attention:  Stuart Scheinman

     With copies to:     James W. Sullivan, Esq.
                         LOMBARDO & GILLES
                         318 Cayuga Street
                         Salinas, CA 93901

     Seller:             uWINK, Inc.
                         16106 Hart Street
                         Van Nuys, CA 91406
                         Attention:  Peter Wilkniss

         13.10 Jurisdiction and Venue. The Parties acknowledge and understand that the making and performing of this Agreement is in Los Angeles, California. Any suit, arbitrations, mediation or other remedial process shall be filed and maintained in Los Angeles, California.

         13.11 Interpretation. This Agreement shall be interpreted according to the laws of the State of California. The Parties agree that each has participated in the drafting of this Agreement.

         13.12 Representation. The firm of Lombardo & Gilles has represented Buyer in the negotiations leading to this Agreement.

In Witness Whereof, the Parties have executed this Agreement as of the date first set forth above.

LICENSOR                                    LICENSEE

uWink, Inc.                                 Interactive Vending Corporation
An Utah Corporation                         A Nevada corporation



By:  ____________________________           By: __________________________
     Peter Wilkniss                             Stuart Scheinman
Its: Chief Financial Officer                  Its: President


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                        Schedule 2.1 Bear Express Marks

Bear Express
Bear Shop

                            Schedule 2.2 Copyrights

There are no copyrights used in connection with the interactive vending machines and the sale of the BE Products. The software embedded in the BE Products is copyrighted by uWink, Inc.

                              Schedule 2.3 Patents
U.S. Patent # 6,957,125